Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Signs Letter of Intent to Acquire Berry Processing Business from Willamette Valley Fruit Company

PHOENIX — April 25, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today announced that it has signed a non-binding letter of intent for the purchase of the berry processing business of Willamette Valley Fruit Company, LLC (WVFC), including building and ground leases.  Terms were not disclosed, as the transaction remains subject to completion of due diligence, agreement on a definitive purchase agreement, and other customary closing conditions.

WVFC began in 1999 as a small frozen processing operation and has since become one of the Pacific Northwest’s leading processors of high-quality berry products.  Each summer WVFC processes, on average, 13 million pounds of fruit, including strawberries, raspberries, boysenberries, blueberries, a variety of blackberries, cranberries and the local favorite, Marionberries.

The business contemplated for acquisition has annualized revenues of approximately $15 million.  Consummation of the transaction is currently targeted for Inventure’s second fiscal quarter.  If consummated, Inventure expects the transaction to be immediately accretive to earnings.

“We have had a long-standing vendor relationship with Inventure Foods and recently expanded our berry processing business,”  said Dave Dunn, General Manager of Willamette Valley Fruit Company.  “The present owners believe this is a great opportunity as berry growers and also for the other berry growers in Oregon.  Inventure Foods is a significant purchaser of berries, and the contemplated acquisition should help stabilize the local berry industry and provide growth opportunities for local farming operations.”

“We have partnered with Willamette Valley Fruit Company through the years to meet our growing demand for fruit and look forward to combining their berry processing capabilities with ours,” said Terry McDaniel Chief Executive Officer of Inventure Foods, Inc.  “This acquisition will help us meet the growing consumer demand for berries nationwide, while also affording us the opportunity to work more closely with the local farmers of the area.  In addition to closer ties with the Oregon berry community, we also anticipate this transaction to bring additional operational synergies.”

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®.  For further information about Inventure Foods, please visit www.inventurefoods.com.

About Willamette Valley Fruit Company

Willamette Valley Fruit Company, LLC was started in 1999 by the Gerald Roth family, which has been growing berries locally in Salem, Oregon for three generations.  What began in 1999 as a small frozen processing operation has quickly turned into WVFC being one of the Pacific Northwest’s leading processors of high-quality berry products.  WVFC is a family-owned business, not a cooperative, but works closely with 20-30 local growers each year in order to supply each market.  Though the majority of the fruit is flash-frozen (IQF), the Company also makes purees, straight-pack products and drum stock.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.